FOR IMMEDIATE RELEASE

MOBILE MINI, INC. RAISES FIRST QUARTER GUIDANCE

TO AT LEAST $0.41 PER DILUTED SHARE

Bringing Annual Guidance to $1.78 to $1.82 Per Diluted Share

Tempe, AZ – March 30, 2005 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today announced that it was revising its first quarter diluted EPS guidance upward to a minimum of $0.41. The Company’s prior guidance was in the $0.32 to $0.35 per diluted share range. The new guidance represents a minimum increase of 86.4% in diluted earnings per share as compared to $0.22 in the first quarter of 2004. The Company has also revised its first quarter EBITDA guidance to at least $19 million, up from its prior first quarter guidance of between $16 million and $17 million. In 2004’s first quarter, EBITDA was $13.2 million.

As a consequence of today’s announcement, Mobile Mini is also revising its 2005 earnings guidance to between $1.78 to $1.82 per diluted share. The Company had previously forecast that earnings per diluted share would fall in the $1.70 to $1.75 range. The expectations for 2005 exclude the impact of expensing stock options beginning in the third quarter of 2005.

Mobile Mini plans to report its financial results for the first quarter on or about May 3, 2005 at which time management will provide second quarter guidance and update its forecast for the entire year.

Steven Bunger, Chairman, President & CEO of Mobile Mini stated, “The first quarter is concluding considerably better than we had projected just one month ago in terms of units on rent and utilization rate, driving our internal growth rate to even higher than the 22% rate we experienced in the fourth quarter of 2004.”

Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of over 104,000 portable storage units and portable offices. The Company currently has 48 branches and operates in 28 states and one Canadian province. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap 600 Index.

This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and earnings estimates for 2005 and beyond, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		www.theequitygroup.com
(480) 894-6311
www.mobilemini.com

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